                                                                 Exhibit 10.09b


                                SECOND AMENDMENT
                                       OF
                         KIMMEL AUTOMOTIVE PENSION PLAN



                  Kimmel Automotive, Inc. (hereinafter referred to as "Employer"), pursuant to action of its Board of Directors, has adopted the following Second Amendment of the Kimmel Automotive Pension Plan, as amended and restated, effective January 1, 1989.



                                   WITNESSETH


                  WHEREAS, by the provisions of Article IX of the Plan, the Employer has a right to amend the Plan;

                  NOW, THEREFORE, the Plan shall be and it is hereby amended as follows:




                                  FIRST CHANGE

                  Article I, Section 1.02, shall be deleted and replaced by the following:

                  1.02 "ACTUARIAL EQUIVALENT" shall mean the dollar value of any benefits on a specified date computed on the basis of the Group Annuity Table for 1971 using one hundred percent (100%) males rates and an interest rate of seven percent (7%). With respect to any lump sum payment that may be made, if the seven percent (7%) interest rate exceeds the interest rate used by the Pension Benefit Guaranty Corporation (PBGC) to value annuities for plans terminating as of the first day of the Plan Year that contains the date a calculation is being made, then such rate used by PBGC shall be used in place of seven percent (7%).

                  Effective for lump sums paid after 1994, a lump sum shall be the present value calculated by using the applicable mortality table prescribed by the Secretary of the Treasury (based on the commissioners' standard table), and the applicable interest rate, the rate of interest on thirty (30) year Treasury securities for the month of December before the date of distribution which falls in a Plan Year following such December, or such other time as the Secretary may by regulations prescribe. However, in no event may a lump sum be smaller than that based on the December 31, 1994 accrued benefit, and the seven percent (7%) and GAM '71 mortality table assumptions."

                                 SECOND CHANGE

         Article V, Section 5.07, shall be amended by deleting 5.07(c) and replacing it with the following:

             "(c) For purposes of this Section 5.07, "Applicable Interest Rate" shall mean the interest rate or rates which would be used as of the first day of the Plan Year in which distribution commences by the Pension Benefit Guaranty Corporation for purposes of determing the present value of that Participant's benefits under the Plan if the Plan had terminated on the date distribution commences with insufficient assets to provide benefits guaranteed by the Pension Benefit Guaranty Corporation on that date. After 1994 the Applicable Interest Rate shall be the rate of interest on thirty (30) year Treasury securities for the month of December before the date of distribution which falls in a Plan Year following such December, or such other time as the Secretary may by regulations prescribed, and the applicable Mortality Table shall mean the table prescribed by the Secretary, based on the commissioners' standard table."

         IN ALL OTHER RESPECTS, Kimmel Automotive Pension Plan is hereby ratified and confirmed.

         IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed by its duly authorized officers.


ATTEST:                                    KIMMEL AUTOMOTIVE, INC.

By  ALLEN S. BENOIT                         By  JAMES R. HOUSTON, PRESIDENT
  ------------------------                    -----------------------------